FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Third Quarter 2022 Results
Revenue from Owner Direct Relationships (“ODR”) Segment up 52.2% Year-over-Year
ODR Segment Accounted for Approximately 48.8% of Revenue and 61.2% of Consolidated Gross Profit
Consolidated Gross Margin Increased to 20.3%
Company Tightens Revenue Guidance and Increases Adjusted EBITDA Guidance
Conference Call Scheduled for 9:00 am ET on November 10, 2022
WARRENDALE, PA – November 9, 2022 – Limbach Holdings, Inc. (Nasdaq: LMB) today announced its financial results for the quarter ended September 30, 2022. The Company reported consolidated revenue of $122.4 million, compared with $129.2 million during the third quarter of 2021. ODR segment revenue accounted for 48.8% of consolidated revenue in the third quarter of 2022, up from 30.4% in the comparable period, and increased 52.2% over the third quarter of 2021, while contributing approximately 61.2% of consolidated gross profit. GCR segment revenue of $62.7 million was down $27.3 million, or 30.3% as the Company continues to focus on its risk management strategy and improved gross profit. Consolidated gross margin improved to 20.3% from 18.9% for the third quarter of 2021, and gross profit increased to $24.9 million from $24.5 million. Net income was $3.6 million as compared to $4.0 million in the third quarter of 2021. Adjusted EBITDA was $10.2 million, up 25.7% from $8.1 million in the third quarter of 2021.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “We had a solid third quarter as the evolution of our business to an ODR-centric strategy continued at an accelerated pace. The diversity of our business, along with the essential nature of the services we provide, has us well-positioned for the current environment. Building owners continue to prioritize service, maintenance and repairs of existing equipment in mission critical building systems in response to ongoing global supply chain issues. As the supply chain issues ease, and new equipment becomes readily available, we expect to see a demand in replacements of aged out equipment.”
Mr. Bacon continued, “Consolidated gross margin of 20.3% is a record for Limbach and demonstrates our ability to execute at industry-leading levels. Coupling this solid field execution with a sharp focus on billing and working capital management enabled us to deliver strong operating cash flow of $10.8 million during the quarter. This brings our year-to-date operating cash flow to $23 million, allowing us to focus on reducing our debt without negatively impacting our ability to internally fund potential acquisitions.”
Mr. Bacon concluded, “We are on track to achieve our financial guidance for the year, including an upward revision to our Adjusted EBITDA range. Our performance is testament to our solid execution of the strategic plan we put in place in 2019, including effective risk management policies. We look forward to concluding the year with solid momentum on which we can build on our financial performance and cash flow generation in 2023.”
The following are results for the three months ended September 30, 2022 compared to the three months ended September 30, 2021:

•Consolidated revenue was $122.4 million, a decrease of 5.3% from $129.2 million. ODR segment revenue of $59.7 million increased by $20.5 million, or 52.2%, while GCR segment revenue of $62.7 million was down $27.3 million, or 30.3%. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business and improving GCR project execution and profitability by pursuing GCR opportunities that were smaller in size, shorter in duration, and where the Company can leverage its captive design and engineering services.
•Gross margin increased to 20.3%, up from 18.9%. On a dollar basis, total gross profit was $24.9 million, compared to $24.5 million. GCR gross profit decreased $3.1 million, or 24.4%, largely reflecting lower revenue at a higher margin. GCR gross margin improved to 15.4% from 14.2%. ODR gross profit increased $3.5 million, or 29.9%, due to an increase in revenue, despite a lower margin of 25.5% versus 29.8% driven by project mix and timing in the third quarter of 2021.
•Selling, general and administrative expenses increased by approximately $0.4 million, to $18.7 million, compared to $18.3 million. This increase included costs incurred by the newly acquired Jake Marshall entities, partially offset by a decrease in payroll and rent related expenses. As a percent of revenue, selling, general and administrative expenses were 15.3%, up from 14.2% in the second quarter of 2021.
•Interest expense, net, increased by approximately $0.1 million, to $0.5 million, compared to $0.4 million. The increase was driven by increased interest rates on the Company's variable rate debt. During the third quarter of 2022, the Company entered into an interest rate swap contract to hedge its exposure to interest rate risk on a portion of its variable rate borrowings under its term loan facility. The Company recorded a $0.3 million gain on the change in fair value of its interest rate swap during the period.
•Net income for the third quarter of 2022 was $3.6 million as compared to $4.0 million in the third quarter of 2021. Diluted income per share was $0.34 as compared to $0.38. Both net income and diluted earnings per share were impacted by certain restructuring charges and other costs that are not included in the prior periods as outlined in the Reconciliation of Net Income to Adjusted EBITDA table.
•Adjusted EBITDA was $10.2 million for the third quarter of 2022 as compared to $8.1 million for the same period of 2021, an increase of 25.7%. Adjusted EBITDA for the three and nine-month periods ended September 30, 2022 include adjustments for certain restructuring and other costs that are not included in the prior periods.
•Net cash provided by operating activities was $10.4 million for the third quarter of 2022 as compared to $7.8 million for the same period of 2021. The increase in operating cash flows was primarily attributable to an increase in our overbilled position as of September 30, 2022 and timing of payments.
Balance Sheet and Backlog
At September 30, 2022, we had cash and cash equivalents of $28.5 million. We had current assets of $209.3 million and current liabilities of $146.0 million at September 30, 2022, representing a current ratio of 1.43x compared to 1.49x at December 31, 2021. Working capital was $63.3 million at September 30, 2022, an increase of $0.1 million from December 31, 2021. At September 30, 2022, we had no borrowings against our revolving credit facility and $3.3 million for standby letters of credit, and carried a term loan balance of $23.3 million. During the quarter, we made $2.4 million of required principal payments on our term loan which reduced our outstanding balance.
Total backlog at September 30, 2022 was $457.3 million as compared to $435.2 million as of December 31, 2021. At September 30, 2022, GCR and ODR segment backlog accounted for $332.8 million and $124.5 million of that consolidated total, respectively. At December 31, 2021, GCR and ODR segment backlog accounted for $337.2 million and $98.0 million of that consolidated total, respectively.
Common Stock Repurchase Program
As previously announced on September 30, 2022, the Company authorized a share repurchase program in an effort to return value to its stockholders. Under this program, the Company is authorized to repurchase up to $2.0 million of its outstanding common stock. The share repurchase authority is valid for one-year through September 29, 2023.

2022 Guidance
We tightened revenue guidance and increased Adjusted EBITDA guidance for FY 2022 as follows:

	Current	Previous
Revenue	$510 million - $530 million	$510 million - $540 million
Adjusted EBITDA	$27 million - $30 million	$25 million - $29 million
With respect to projected 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.
Conference Call Details

Date:	Thursday, November 10, 2022
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=FfcRgx4q. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 16 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in 2022 and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenue	$122,357	$129,177	$353,299	$363,540
Cost of revenue	97,503	104,714	288,785	303,158
Gross profit	24,854	24,463	64,514	60,382
Operating expenses:
Selling, general and administrative	18,688	18,302	56,113	52,679
Change in fair value of contingent consideration	386	—	1,151	—
Amortization of intangibles	386	87	1,184	295
Total operating expenses	19,460	18,389	58,448	52,974
Operating income	5,394	6,074	6,066	7,408
Other (expenses) income:
Interest expense, net	(547)	(424)	(1,511)	(2,140)
Gain (loss) on disposition of property and equipment	150	(49)	262	(41)
Loss on early termination of operating lease	—	—	(849)	—
Loss on early debt extinguishment	—	—	—	(1,961)
Gain on change in fair value of interest rate swap	298	—	298	—
Gain on change in fair value of warrant liability	—	—	—	14
Total other expenses	(99)	(473)	(1,800)	(4,128)
Income before income taxes	5,295	5,601	4,266	3,280
Income tax provision	1,654	1,615	1,275	844
Net income	$3,641	$3,986	$2,991	$2,436

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.35	$0.39	$0.29	$0.25
Diluted	$0.34	$0.38	$0.28	$0.24
Weighted average number of shares outstanding:
Basic	10,444,987	10,266,486	10,429,671	9,915,966
Diluted	10,690,434	10,491,863	10,595,061	10,145,470

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$28,419	$14,476
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $349 and $263 as of September 30, 2022 and December 31, 2021, respectively)	110,998	89,327
Contract assets	65,266	83,863
Income tax receivable	214	114
Other current assets	4,318	5,013
Total current assets	209,328	192,906

Property and equipment, net	19,131	21,621
Intangible assets, net	15,723	16,907
Goodwill	11,370	11,370
Operating lease right-of-use assets	19,272	20,119
Deferred tax asset	5,407	4,330
Other assets	516	259
Total assets	$280,747	$267,512

LIABILITIES
Current liabilities:
Current portion of long-term debt	$9,719	$9,879
Current operating lease liabilities	3,602	4,366
Accounts payable, including retainage	63,787	63,840
Contract liabilities	42,522	26,712
Accrued income taxes	2,264	501
Accrued expenses and other current liabilities	24,140	24,444
Total current liabilities	146,034	129,742
Long-term debt	23,473	29,816
Long-term operating lease liabilities	16,532	16,576
Other long-term liabilities	1,838	3,540
Total liabilities	187,877	179,674

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,447,660 issued and outstanding as of September 30, 2022 and 10,304,242 at December 31, 2021	1	1
Additional paid-in capital	87,045	85,004
Retained Earnings	5,824	2,833
Total stockholders’ equity	92,870	87,838
Total liabilities and stockholders’ equity	$280,747	$267,512

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$2,991	$2,436
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	6,173	4,353
Provision for doubtful accounts	235	126
Stock-based compensation expense	1,980	2,016
Noncash operating lease expense	3,336	3,152
Amortization of debt issuance costs	100	251
Deferred income tax provision	(1,077)	391
(Gain) loss on sale of property and equipment	(262)	41
Loss on early termination of operating lease	849	—
Loss on change in fair value of contingent consideration	1,151	—
Loss on early debt extinguishment	—	1,961
Gain on change in fair value of interest rate swap	(298)	—
Gain on change in fair value of warrant liability	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(21,906)	(12,678)
Contract assets	18,597	(5,095)
Other current assets	698	(1,243)
Accounts payable, including retainage	(53)	4,131
Prepaid income taxes	(101)	(217)
Accrued taxes payable	1,763	(1,426)
Contract liabilities	15,810	(9,645)
Operating lease liabilities	(3,264)	(3,036)
Accrued expenses and other current liabilities	(3,612)	(2,173)
Other long-term liabilities	(130)	(112)
Net cash provided by (used in) operating activities	22,980	(16,781)
Cash flows from investing activities:
Proceeds from sale of property and equipment	442	421
Purchase of property and equipment	(725)	(687)
Net cash used in investing activities	(283)	(268)
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	—	30,000
Payments on Wintrust and A&R Wintrust Term Loans	(11,571)	(3,500)
Proceeds from A&R Wintrust Revolving Loan	15,194	—
Payments on A&R Wintrust Revolving Loan	(15,194)	—
Payments on 2019 Refinancing Term Loan	—	(39,000)
Proceeds from financing transaction	5,400	—
Payments on financing liability	(7)	—
Prepayment penalty and other costs associated with early debt extinguishment	—	(1,376)
Proceeds from the sale of common stock	—	22,773
Proceeds from the exercise of warrants	—	1,989
Payments on finance leases	(2,051)	(1,966)
Payments of debt issuance costs	(427)	(593)
Taxes paid related to net-share settlement of equity awards	(363)	(401)

Proceeds from contributions to Employee Stock Purchase Plan	265	278
Net cash (used in) provided by financing activities	(8,754)	8,204
Increase (decrease) in cash, cash equivalents and restricted cash	13,943	(8,845)
Cash, cash equivalents and restricted cash, beginning of period	14,589	42,260
Cash, cash equivalents and restricted cash, end of period	$28,532	$33,415
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$—	$156
Right of use assets obtained in exchange for new finance lease liabilities	2,171	846
Right of use assets disposed or adjusted modifying operating lease liabilities	2,396	47
Right of use assets disposed or adjusted modifying finance lease liabilities	(77)	—
Interest paid	1,425	2,138
Cash paid for income taxes	$768	$2,096

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$62,653	51.2%	$89,950	69.6%	$(27,297)	(30.3)%
ODR	59,704	48.8%	39,227	30.4%	20,477	52.2%
Total revenue	122,357	100.0%	129,177	100.0%	(6,820)	(5.3)%

Gross profit:
GCR(1)	9,648	15.4%	12,754	14.2%	(3,106)	(24.4)%
ODR(2)	15,206	25.5%	11,709	29.8%	3,497	29.9%
Total gross profit	24,854	20.3%	24,463	18.9%	391	1.6%

Selling, general and administrative:
GCR(1)	8,496	13.6%	9,586	10.7%	(1,090)	(11.4)%
ODR(2)	9,386	15.7%	8,013	20.4%	1,373	17.1%
Corporate	806	0.7%	703	0.5%	103	14.7%
Total selling, general and administrative	18,688	15.3%	18,302	14.2%	386	2.1%

Change in fair value of contingent consideration (Corporate)	386	0.3%	—	—%	386	100.0%
Amortization of intangibles (Corporate)	386	0.3%	87	0.1%	299	343.7%
Total operating income	$5,394	4.4%	$6,074	4.7%	$(680)	(11.2)%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$200,921	56.9%	$262,304	72.2%	$(61,383)	(23.4)%
ODR	152,378	43.1%	101,236	27.8%	51,142	50.5%
Total revenue	353,299	100.0%	363,540	100.0%	(10,241)	(2.8)%

Gross profit:
GCR(1)	26,700	13.3%	31,034	11.8%	(4,334)	(14.0)%
ODR(2)	37,814	24.8%	29,348	29.0%	8,466	28.8%
Total gross profit	64,514	18.3%	60,382	16.6%	4,132	6.8%

Selling, general and administrative:
GCR(1)	25,042	12.5%	27,770	10.6%	(2,728)	(9.8)%
ODR(2)	29,091	19.1%	22,893	22.6%	6,198	27.1%
Corporate	1,980	0.6%	2,016	0.6%	(36)	(1.8)%
Total selling, general and administrative	56,113	15.9%	52,679	14.5%	3,434	6.5%

Change in fair value of contingent consideration (Corporate)	1,151	0.3%	—	—%	1,151	100.0%
Amortization of intangibles (Corporate)	1,184	0.3%	295	0.1%	889	301.4%
Total operating income	$6,066	1.7%	$7,408	2.0%	$(1,342)	(18.1)%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net income	$3,641	$3,986	$2,991	$2,436

Adjustments:
Depreciation and amortization	2,025	1,389	6,173	4,353
Interest expense, net	547	424	1,511	2,140
Non-cash stock-based compensation expense	806	703	1,980	2,016
Loss on early debt extinguishment	—	—	—	1,961
Change in fair value of interest rate swap	(298)	—	(298)	—
Change in fair value of warrants	—	—	—	(14)
Loss on early termination of operating lease	—	—	849	—
Income tax provision	1,654	1,615	1,275	844
Acquisition and other transaction costs	45	—	243	—
Change in fair value of contingent consideration	386	—	1,151	—
Restructuring costs(1)	1,398	—	4,324	—
Adjusted EBITDA	$10,204	$8,117	$20,199	$13,736
(1)Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.